Exhibit 99.1 - News Release – Third fiscal quarter ended June 26, 2016.
201 N. Harrison St.
Davenport, IA 52801
www.lee.net

NEWS RELEASE

Lee Enterprises reports third quarter earnings

DAVENPORT, Iowa (August 4, 2016) — Lee Enterprises, Incorporated (NYSE: LEE), a major provider of local news, information and advertising in 49 markets, today reported preliminary(1) earnings of $4.4 million for its third fiscal quarter ended June 26, 2016, or 8 cents per diluted common share. Earnings totaled $2.1 million, or 3 cents per diluted common share, the same quarter a year ago. Excluding unusual matters, adjusted earnings per diluted common share(2) totaled 8 cents, compared to 5 cents a year ago.

"As we anticipated, overall revenue trends improved from the second quarter, fueled primarily by a rebound in subscription revenue and a strong performance in digital retail advertising," said President and Chief Executive Officer Kevin Mowbray.

"In the third quarter, subscription revenue was nearly flat, decreasing just 0.5%," Mowbray added. "Digital retail advertising, which is more than 61% of total digital advertising, grew 8.3%. In total, digital advertising represented 24.1% of all ad revenue for the quarter.

"Adjusted EBITDA(2) continues to be strong," Mowbray added. "This has allowed us to reduce debt by more than $16.2 million in the third quarter, $85.6 million year to date and $104.7 million over the last twelve months."

Other third quarter financial highlights include:

•	Overall revenue decreased 4.9%.

•	Total cash costs(2), excluding workforce adjustment costs, decreased 4.3%.

•	Digital services revenue, which primarily is driven by TownNews.com, increased 15.3% to $3.5 million, with total digital advertising and digital services revenue of $25.8 million, an increase of 6.2%.

•	Mobile advertising revenue, which is included in digital advertising, increased 22.2% and national digital advertising increased 15.8%. Total digital advertising increased 4.9%.

•	Lee's share of EBITDA from MNI(3) and TNI(3) increased 6.5%.

•	Adjusted EBITDA totaled $36.9 million. For the last twelve months, adjusted EBITDA totaled $156.6 million.

•	As of June 26, 2016, the principal amount of debt was $640.3 million.

"Our aggressive debt pay down has resulted in significant reductions in interest expense," said Chief Financial Officer and Treasurer Ron Mayo. "Interest decreased $2.3 million in the third quarter and $6.1 million year to date through debt repayment. Moving forward, we expect to direct all of this savings toward additional debt reductions as we continue to use all our available free cash flow to reduce debt."

"Through improved efficiencies in production and other areas, we now anticipate cash costs for the full year, excluding workforce adjustments, to decline by 3.75% to 4.0%," Mayo added. "Guidance from the previous quarter was 3.5% to 4.0%."

Mayo also said that Lee continues its comprehensive real estate monetization program.

THIRD QUARTER OPERATING RESULTS

Operating revenue for the 13 weeks ended June 26, 2016 totaled $150.9 million, a decrease of 4.9% compared with a year ago.

Advertising and marketing services revenue combined decreased 8.6% to $92.3 million, with retail advertising down 6.9%, classified down 14.0% and national down 1.8%. Digital advertising and marketing services revenue on a stand-alone basis increased 4.9% to $22.2 million. Digital advertising represents 24.1% of total advertising revenue.

Total digital revenue, including digital advertising and digital services, was $25.8 million for the quarter, up 6.2% compared with a year ago. Our mobile, tablet, desktop and app sites, including TNI and MNI, attracted 24.5 million unique visitors in the month of June 2016, with 211.6 million page views.

Subscription revenue results improved over the March quarter decreasing only 0.5%, driven by our subscription rate and premium day pricing strategies.

Average daily newspaper circulation, including TNI and MNI and digital subscribers, totaled 0.9 million in the 13 weeks ended June 26, 2016. Sunday circulation totaled 1.3 million. Research in our larger markets indicates we continue to reach over 76% of all adults in the market through the combination of digital audience growth and strong print newspaper readership.

Operating expenses for the 13 weeks ended June 26, 2016 decreased 5.5%. Cash costs decreased 4.7%. Compensation decreased 2.1%, primarily as a result of reduced staffing levels offset in part by higher medical claims from our self-insured medical plan. Newsprint and ink expense decreased 11.0%, primarily the result of a reduction in newsprint volume and prices. Other operating expenses decreased 5.6%, primarily driven by lower delivery and other print-related costs offset in part with higher costs associated with growing digital revenue.

Including equity in earnings of associated companies, depreciation and amortization, as well as unusual matters in both years, operating income totaled $24.7 million in the current year quarter, compared with $24.8 million a year ago.

In the 13 weeks ended June 26, 2016, interest expense decreased 12.9% in the current quarter, or $2.3 million, due to lower debt balances. In addition, we recognized non-operating expense of $0.4 million in the current year quarter compared to $1.1 million in the prior year quarter due to the change in fair value of stock warrants issued in connection with our 2014 refinancing. We recognized $1.2 million of debt refinancing and administrative costs in the current year quarter compared to $1.4 million in the prior year quarter. The vast majority of the debt refinancing and administrative costs represent amortization of our refinancing costs paid in 2014.

Income attributable to Lee Enterprises, Incorporated for the quarter totaled $4.1 million, compared with income of $1.9 million a year ago. Adjusted EBITDA for the quarter was $36.9 million, a 6.0% decline from the prior year, and an improvement over the March quarter trend.

ADJUSTED EARNINGS AND EPS FOR THE QUARTER

The following table summarizes the impact from unusual matters on income attributable to Lee Enterprises, Incorporated and earnings per diluted common share. Per share amounts may not add due to rounding.

			13 Weeks Ended
	June 26 2016		June 28 2015
(Thousands of Dollars, Except Per Share Data)	Amount	Per Share	Amount	Per Share

Income attributable to Lee Enterprises, Incorporated, as reported	4,092	0.08	1,882	0.03
Adjustments:
Warrants fair value adjustment	415		1,091
	415	0.01	1,091	0.02
Income attributable to Lee Enterprises, Incorporated, as adjusted	4,507	0.08	2,973	0.05
YEAR TO DATE OPERATING RESULTS(4)

Operating revenue for 39 weeks ended June 26, 2016 totaled $466.2 million, a decrease of 5.3% compared with the 39 weeks ended June 28, 2015.

Advertising and marketing services revenue combined decreased 8.9% to $286.7 million, retail advertising decreased 8.2%, classified decreased 13.5% and national decreased 2.7%. Digital advertising and marketing services revenue on a stand-alone basis increased 6.0% to $64.3 million. Mobile advertising revenue increased 17.6%. National digital advertising increased 22.5%. Digital advertising represents 22.4% of total advertising.

Total digital revenue was $74.6 million year to date, up 6.6% compared with a year ago.

Subscription revenue decreased 1.1%.

Operating expenses for the 39 weeks ended June 26, 2016 decreased 5.5%. Cash costs decreased 5.0% compared to the same period a year ago. Compensation decreased 3.8%, due to a decrease in the average number of full-time equivalent employees of 8.2%, partially offset by higher self-insured medical costs. Newsprint and ink expense decreased 19.2%, due to a reduction in newsprint volume and prices. Other operating expenses decreased 4.2%.

Including equity in earnings of associated companies, depreciation and amortization, as well as unusual matters in both years, operating income was $79.8 million in 2016, compared with $82.6 million a year ago.

The change in non-operating income (expense) in the 39 weeks ended June 26, 2016 compared to the 39 weeks ended June 28, 2015 is primarily due to the $30.6 million gain on an insurance settlement. Additionally, interest expense decreased 11.0%, or $6.1 million, due to lower debt balances, and we recognized a $1.3 million gain on the extinguishment of debt. Partially offsetting those expense reductions, we recognized non-operating expense of $0.4 million in the 39 weeks ended June 26, 2016 compared to $0.3 million in the prior year period due to the change in fair value of stock warrants, and $4.6 million of debt financing and administrative costs were expensed in the current year to date period compared to $4.0 million in the prior year to date period. Debt financing and administrative costs are mainly amortization of costs paid as part of our refinancing in 2014.

Income attributable to Lee Enterprises, Incorporated for the year totaled $34.6 million, compared to income of $13.4 million a year ago.

Adjusted EBITDA for the 39 weeks ended June 26, 2016 was $116.6 million, a 5.4% decrease from the prior year.

ADJUSTED EARNINGS AND EPS FOR THE YEAR TO DATE

The following table summarizes the impact from unusual matters on income attributable to Lee Enterprises, Incorporated and earnings per diluted common share. Per share amounts may not add due to rounding.

			39 Weeks Ended
	June 26 2016		June 28 2015
(Thousands of Dollars, Except Per Share Data)	Amount	Per Share	Amount	Per Share

Income attributable to Lee Enterprises, Incorporated, as reported	34,557	0.64	13,435	0.25
Adjustments:
Warrants fair value adjustment	404		312
Gain on insurance settlement	(30,646)		—
	(30,242)		312
Income tax effect of adjustments, net	10,726		—
	(19,516)	(0.36)	312	0.01
Income attributable to Lee Enterprises, Incorporated, as adjusted	15,041	0.28	13,747	0.25

DEBT AND FREE CASH FLOW

Debt was reduced $16.2 million in the quarter, $85.6 million year to date and $104.7 million over the last twelve months. As of June 26, 2016 the principal amount of debt was $640.3 million. The principal amount of our debt, net of cash, is 3.95 times our adjusted EBITDA for the past 12 months ended June 26, 2016 compared to a ratio of 4.6 times at June 28, 2015.

We expect to continue to use substantially all our free cash flow to reduce debt.

At June 26, 2016, including $21.9 million in cash and availability under our Revolving Facility(3), liquidity totaled $54.9 million compared to $31.0 million of required debt principal payments over the next twelve months.

As previously noted, of the total insurance settlement proceeds of $30.6 million received by the Company in January 2016, $20 million was used to reduce outstanding debt under our 1st Lien Term Loan and a portion of the remaining proceeds was used to repurchase $10 million principal amount of our Notes at a substantial discount.

CONFERENCE CALL INFORMATION

As previously announced, we will hold an earnings conference call and audio webcast later today at 9 a.m. Central Daylight Time. The live webcast will be accessible at www.lee.net and will be available for replay two hours later. Several analysts have been invited to ask questions on the call. Questions from other participants may be submitted by participating in the webcast. The call also may be monitored on a listen-only conference line by dialing (toll free) 888-403-8872 and entering a conference passcode of 423289 at least five minutes before the scheduled start. Participants on the listen-only line will not have the opportunity to ask questions.

ABOUT LEE

Lee Enterprises is a leading provider of local news and information, and a major platform for advertising, in its markets, with 45 daily newspapers and a joint interest in four others, rapidly growing digital products and nearly 300 specialty publications in 22 states. Lee's newspapers have average circulation of 1.0 million daily and 1.3 million Sunday for the 39 weeks ended June 26, 2016, estimated to reach over three million readers in print alone. Lee's markets include St. Louis, MO; Lincoln, NE; Madison, WI; Davenport, IA; Billings, MT; Bloomington, IL; and Tucson, AZ. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release contains information that may be deemed forward-looking that is based largely on our current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond our control, are:

•	Our ability to generate cash flows and maintain liquidity sufficient to service our debt;

•	Our ability to comply with the financial covenants in our credit facilities;

•	Our ability to refinance our debt as it comes due;

•	That the warrants issued in our refinancing will not be exercised;

•	The impact and duration of adverse conditions in certain aspects of the economy affecting our business;

•	Changes in advertising and subscription demand;

•	Potential changes in newsprint, other commodities and energy costs;

•	Interest rates;

•	Labor costs;

•	Legislative and regulatory rulings;

•	Our ability to achieve planned expense reductions;

•	Our ability to maintain employee and customer relationships;

•	Our ability to manage increased capital costs;

•	Our ability to maintain our listing status on the NYSE;

•	Competition; and

•	Other risks detailed from time to time in our publicly filed documents.

Any statements that are not statements of historical fact (including statements containing the words “may”, “will”, “would”, “could”, “believes”, “expects”, “anticipates”, “intends”, “plans”, “projects”, “considers” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. We do not undertake to publicly update or revise our forward-looking statements, except as required by law.

Contact:
Charles Arms
Director of Communications
IR@lee.net
(563) 383-2100

CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	13 Weeks Ended			39 Weeks Ended
(Thousands of Dollars, Except Per Share Data)	June 26 2016	June 28 2015	Percent Change	June 26 2016	June 28 2015	Percent Change

Advertising and marketing services:
Retail	59,181	63,601	(6.9)	185,184	201,678	(8.2)
Classified	25,562	29,719	(14.0)	75,998	87,849	(13.5)
National	4,527	4,608	(1.8)	16,675	17,134	(2.7)
Niche publications and other	3,024	3,006	0.6	8,805	8,119	8.4
Total advertising and marketing services revenue	92,294	100,934	(8.6)	286,662	314,780	(8.9)
Subscription	47,160	47,394	(0.5)	144,249	145,904	(1.1)
Digital services	3,541	3,070	15.3	10,271	9,267	10.8
Commercial printing	3,116	3,239	(3.8)	9,385	8,830	6.3
Other	4,835	4,041	19.6	15,619	13,663	14.3
Total operating revenue	150,946	158,678	(4.9)	466,186	492,444	(5.3)
Operating expenses:
Compensation	57,218	58,442	(2.1)	174,733	181,615	(3.8)
Newsprint and ink	6,604	7,421	(11.0)	19,343	23,928	(19.2)
Other operating expenses	53,356	56,538	(5.6)	166,332	173,641	(4.2)
Workforce adjustments	424	1,056	(59.8)	1,616	1,908	(15.3)
Cash costs	117,602	123,457	(4.7)	362,024	381,092	(5.0)
	33,344	35,221	(5.3)	104,162	111,352	(6.5)
Depreciation	4,323	4,559	(5.2)	12,975	13,860	(6.4)
Amortization	6,545	6,836	(4.3)	19,777	20,597	(4.0)
Loss (gain) on sales of assets, net	(354)	686	NM	(1,763)	434	NM
Equity in earnings of associated companies	1,825	1,705	7.0	6,633	6,114	8.5
Operating income	24,655	24,845	(0.8)	79,806	82,575	(3.4)
Non-operating income (expense):
Financial income	141	79	78.5	326	258	26.4
Interest expense	(15,783)	(18,121)	(12.9)	(49,206)	(55,314)	(11.0)
Debt financing and administrative costs	(1,196)	(1,445)	(17.2)	(4,563)	(4,040)	12.9
Gain on insurance settlement	—	—	NM	30,646	—	NM
Other, net	(413)	(1,082)	(61.8)	920	58	NM
	(17,251)	(20,569)	(16.1)	(21,877)	(59,038)	(62.9)
Income before income taxes	7,404	4,276	73.2	57,929	23,537	NM
Income tax expense	3,037	2,141	41.8	22,571	9,353	NM
Net income	4,367	2,135	NM	35,358	14,184	NM
Net income attributable to non-controlling interests	(275)	(253)	8.7	(801)	(749)	6.9
Income attributable to Lee Enterprises, Incorporated	4,092	1,882	NM	34,557	13,435	NM

Earnings per common share:
Basic	0.08	0.04	NM	0.65	0.26	NM
Diluted	0.08	0.03	NM	0.64	0.25	NM

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

The table below reconciles the non-GAAP financial performance measure of adjusted EBITDA to net income, its most directly comparable GAAP measure:

	13 Weeks Ended		39 Weeks Ended
(Thousands of Dollars)	June 26 2016	June 28 2015	June 26 2016	June 28 2015

Net Income	4,367	2,135	35,358	14,184
Adjusted to exclude
Income tax expense	3,037	2,141	22,571	9,353
Non-operating expenses, net	17,251	20,569	21,877	59,038
Equity in earnings of TNI and MNI	(1,825)	(1,705)	(6,633)	(6,114)
Loss (gain) on sale of assets, net	(354)	686	(1,763)	434
Depreciation and amortization	10,868	11,395	32,752	34,457
Workforce adjustments	424	1,056	1,616	1,908
Stock compensation	550	562	1,714	1,645
Add:
Ownership share of TNI and MNI EBITDA (50%)	2,625	2,464	9,145	8,432
Adjusted EBITDA	36,943	39,303	116,637	123,337

SELECTED BALANCE SHEET INFORMATION

(Thousands of Dollars)	June 26 2016	September 27 2015
Cash	21,872	11,134
Debt (Principal Amount):
1st Lien Term Loan	119,546	180,872
Notes	385,000	400,000
2nd Lien Term Loan	135,736	145,000
	640,282	725,872

SELECTED STATISTICAL INFORMATION

	13 Weeks Ended			39 Weeks Ended
	June 26 2016	June 28 2015	Percent Change	June 26 2016	June 28 2015	Percent Change

Capital expenditures, net of insurance proceeds (Thousands of Dollars)	2,521	2,011	25.4	5,792	7,686	(24.6)
Newsprint volume (Tonnes)	11,386	12,471	(8.7)	34,626	38,749	(10.6)
Average full-time equivalent employees	3,869	4,237	(8.7)	3,980	4,335	(8.2)
Average common shares - basic (Thousands of Shares)	53,211	52,597	1.2	53,176	52,521	1.2
Average common shares - diluted (Thousands of Shares)	54,325	54,056	0.5	53,959	53,957	—
Shares outstanding at end of period (Thousands of Shares)				55,778	54,749	1.9

NOTES

(1)
This earnings release is a preliminary report of results for the periods included.  The reader should refer to the Company's most recent reports on Form 10-Q and on Form 10-K for definitive information.

(2)	The following are non-GAAP (Generally Accepted Accounting Principles) financial measures for which reconciliations to relevant GAAP measures are included in tables accompanying this release:
•
Adjusted EBITDA is a non-GAAP financial performance measure that enhances financial statement users overall understanding of the operating performance of the Company. The measure isolates unusual, infrequent or non-cash transactions from the operating performance of the business. This allows users to easily compare operating performance among various fiscal periods and how management measures the performance of the business. This measure also provides users with a benchmark that can be used when forecasting future operating performance of the Company that excludes unusual, nonrecurring or one time transactions. Adjusted EBITDA is also a component of the calculation used by stockholders and analysts to determine the value of our business when using the market approach, which applies a market multiple to financial metrics. It is also a measure used to calculate the leverage ratio of the Company, which is a key financial ratio monitored and used by the Company and its investors. Adjusted EBITDA is defined as net income (loss), plus nonoperating expenses, income tax expense (benefit), depreciation, amortization, loss (gain) on sale of assets, impairment charges, workforce adjustment costs, stock compensation and our 50% share of EBITDA from TNI and MNI, minus equity in earnings of TNI and MNI and curtailment gains.

•
Adjusted Income (Loss) and Adjusted Earnings (Loss) Per Common Share are non-GAAP financial performance measures that we believe offer a useful metric to evaluate overall performance of the Company by providing financial statement users the operating performance of the Company on a per share basis excluding unusual and infrequent transactions. It is defined as income (loss) attributable to Lee Enterprises, Incorporated and earnings (loss) per common share adjusted to exclude both unusual matters and those of a substantially non-recurring nature.

•
Cash Costs is a non-GAAP financial performance measure of operating expenses that are settled in cash and is useful to investors in understanding the components of the Company’s cash operating costs. Generally, the Company provides forward-looking guidance of Cash Costs, which can be used by financial statement users to assess the Company's ability to manage and control its operating cost structure. Cash Costs is defined as compensation, newsprint and ink, other operating expenses and certain unusual matters, such as workforce adjustment costs. Depreciation, amortization, impairment charges, other non-cash operating expenses and other unusual matters are excluded. Cash Costs are also presented excluding workforce adjustments, which are paid in cash.

(3)
The 1st Lien Term Loan is the $250 million first lien term loan and $40 million revolving facility under a First Lien Credit Agreement dated as of March 31, 2014. The Notes are the $400 million senior secured notes pursuant to an indenture dated March 31, 2014. The 2nd Lien Term Loan is the $150 million second lien term loan under the Second Lien Loan Agreement dated as of March 31, 2014. TNI refers to TNI Partners publishing operations in Tucson, AZ. MNI refers to Madison Newspapers, Inc. publishing operations in Madison, WI. Lee Legacy constitutes the business of the Company, including MNI, but excluding Pulitzer Inc. and TNI.

(4)
Certain amounts as previously reported have been reclassified to conform with the current period presentation. The prior periods have been adjusted for comparative purposes, and the reclassifications have no impact on earnings.